Exhibit 99.1


            LHC Group, Inc. Announces Management Promotions

      John L. Indest Named President and Chief Operating Officer,

    Peter J. Roman Named Senior Vice President and Chief Financial
                               Officer,

       and Eric C. Elliott Named Director of Investor Relations


    LAFAYETTE, La.--(BUSINESS WIRE)--Sept. 6, 2007--LHC Group, Inc. (NASDAQ: LHCG) announced today that it has promoted John L. Indest to President and Chief Operating Officer, Peter J. Roman to Senior Vice President and Chief Financial Officer and Eric C. Elliott to Director of Investor Relations.

    In commenting on the promotions, Keith G. Myers, Chief Executive Officer and Chairman of the Board, said, "Ours is a unique and rewarding business where quality service for our patients translates directly into value for our shareholders. Based on that solid foundation, we have built a strong team of professionals who embrace our mission and support our team concept. I am pleased to announce these promotions today and proud that we have the infrastructure in place that nurtures and retains such talented people. It is an honor to be their colleague."

    Mr. Indest, 55, has served as the Company's Chief Operating Officer since May 2001 and as a member of the Company's Board of Directors since June 2000. From November 1998 to May 2001, Mr. Indest served as the Company's Vice President and was responsible for all home care and hospice operations. He has been employed in the home care industry for the past 24 years and was instrumental in the formation of the HomeCare Association of Louisiana where he has served two separate terms as President. His service to the state association continued when he served as co-chair of the Louisiana Task Force on Ethics, overseeing compliance issues applicable to home health and hospice in the state of Louisiana. Prior to joining the Company in November 1998, Mr. Indest served as President, Chief Executive Officer and co-owner of Homebound Care, Inc., a regional home health provider. Mr. Indest has testified before the United States House of Representatives' Ways and Means Subcommittee on healthcare issues, as well as before state legislative committees on issues related to the industry. Mr. Indest currently serves on the Board of Directors of the National Association of Home and Hospice Care. He has served two previous terms on the NAHC Board where he was also a member of the Executive Committee. Mr. Indest is a registered nurse with a Masters of Science in Health Services Administration from the University of St. Francis.

    Mr. Myers said, "Johnny has over 20 years of experience in home health and is known throughout the home care industry for his commitment to quality patient care and his leadership in expanding the accessibility of home care to those in need. During the 10 years that Johnny and I have worked together as a team, we have seen the Company grow from three locations in South Louisiana to 166 locations across 11 states. Promoting Johnny to President recognizes the integral role he has played in building the Company and solidifies his commitment to the Company for the future. Johnny and I are true friends and business partners, and I look forward to continuing to work with Johnny to advance the mission, vision and values of LHC Group."

    Mr. Roman, 57, has recently been serving as the Company's interim Chief Financial Officer. Prior to this role, Mr. Roman served as the Company's Vice President and Controller since April 2005. Prior to April 2005, Mr. Roman served as Chief Financial Officer for VLP Corporate Services for one year. From 1997 to 2004, Mr. Roman served as Chief Financial Officer of Unifab International, Inc., a publicly traded oilfield fabrication services company located in southwest Louisiana. From 1984 to 1997, Mr. Roman served as a Certified Public Accountant with Ernst & Young, LLC in the New Orleans office. Mr. Roman is a member of the Society of Louisiana Certified Public Accountants and received a Bachelor's degree in Accounting from Louisiana State University.

    Mr. Myers remarked, "We are very pleased that Pete has accepted the role as our permanent Senior Vice President and Chief Financial Officer. Since joining us in April 2005, Pete has proven his ability to build and lead our strong financial reporting team. Pete has also developed the respect of our senior management team, Audit Committee and the entire Board of Directors through his unwavering commitment to focusing on the operations of our business and the quality of our financial reporting process. Pete's prior experience as our interim Chief Financial Officer and Controller will provide for a smooth transition and will ensure the stability and success of our accounting and finance team. The fact that the Company has an internal candidate with the background and experience of Pete Roman exemplifies the bench strength that we have developed at LHC Group."

    Mr. Myers continued, "I am also pleased to announce that we have promoted Eric Elliott to serve as our Director of Investor relations. Eric joined the Company as an operations analyst in 2004 and has worked under Pete Roman as our SEC Reporting Manager since June 2006. Eric has an accounting degree from Louisiana State University and a Masters in Healthcare Administration from Central Michigan University. Not only is Eric's promotion a result of his hard work and dedication, but it will allow Pete Roman to focus more exclusively on operations. Pete and I have great confidence in Eric, and I look forward to introducing Eric to our investors."

    In closing, Mr. Myers added, "We are confident about the future of our company. The ability to promote from within and our deep talent pool make me very optimistic about continuing to expand the footprint of our company and overcoming any challenges we may face as an industry."

    About LHC Group, Inc.

    LHC Group is a provider of post-acute healthcare services primarily in rural markets in the southern United States. LHC Group provides home-based services through its home nursing agencies and hospices and facility-based services through its long-term acute care hospitals and rehabilitation facilities.

    Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as "believe," "expect," "anticipate," "intend," "estimate" or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group's Form 10K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.


    CONTACT: LHC Group, Inc.
             Eric Elliot, 337-233-1307
             Director of Investor Relations